As filed with the Securities and Exchange Commission on January 10, 2025

Registration No. 333-283960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nexalin Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	27-5566468
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1776 Yorktown, Suite 550

Houston, TX 77056

(832) 260-0222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark White

Chief Executive Officer

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, TX 77056

(832) 260-0222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin S. Siegel, Esq.
Warshaw Burstein, LLP
575 Lexington Avenue
New York, NY 10022
Telephone: (212) 984-7741

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

NEXALIN TECHNOLOGY, INC.

Up to 2,798,613 shares of common stock

This prospectus relates to the resale, from time to time, of up to and aggregate of 2,798,613 shares (the “Shares”) of common stock, par value $0.001 per share of Nexalin Technology, Inc. (the “Company”, “we”, “us” or “our”). These 2,798,613 Shares consist of:

●	up to 347,250 Shares issuable upon the exercise of the common stock purchase warrant that was issued to Maxim Partners, LLC (“Maxim Partners”) as compensation for its services in connection with the Company’s 2022 initial public offering;

●	up to 2,315,000 Shares issuable upon the exercise of the common stock purchase warrants issued to purchasers of Units (containing both a share of common stock and a common stock purchase warrant) in connection the Company’s 2022 public offering; and

●	136,363 shares of common stock issued to Maxim Partners pursuant to a renewal of its engagement agreement with the Company.

The Warrants are immediately exercisable and will expire three years from the date of issuance on September 16, 2022. Maxim Partners and the other holders of the Warrants and the underlying Shares are each referred to herein as a “Selling Stockholders” and collectively as the “Selling Stockholders.”

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the shares of common stock covered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholders may sell its Shares in the section titled “Plan of Distribution” on page 38.

We will not receive any proceeds from the resale of the Shares by the Selling Stockholders pursuant to this prospectus. However, we will receive proceeds from the exercise of the Warrants if the Selling Stockholders exercise Warrants for cash. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. No underwriter or other person has been engaged to facilitate the sale of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

The Common Stock is currently listed on the Nasdaq Capital Market under the symbol “NXL.” The last reported sale price of our common stock on the Nasdaq Capital Market on January 9, 2025 was $2.97 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”), and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

Investing in the offered securities involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 21 and in the documents which are incorporated by reference herein before you consider investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to an aggregate of 2,798,613 shares of common stock, par value $0.001 per share (“Common Stock”), of Nexalin Technology, Inc. (the “Company”, “we”, “us” or “our”), consisting of (i) up to 347,250 shares of Common Stock issuable upon the exercise of the common stock purchase warrant that was issued to Maxim Partners, LLC (“Maxim Partners”) as compensation for its services in connection with the Company’s 2022 initial public offering; (ii) up to 2,315,000 shares of Common Stock issuable upon the exercise of the common stock purchase warrants issued to purchasers of Units (containing both a share of common stock and a common stock purchase warrant) in connection the Company’s 2022 public offering; and (iii) 136,363 shares of Common Stock issued to Maxim Partners pursuant to a renewal of its engagement agreement with the Company. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date -- for example, a document incorporated by reference in this prospectus or any prospectus supplement -- the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “Nexalin” or the “Company” refer to Nexalin Technology, Inc. and, where appropriate, its subsidiaries. Additionally, references to the “Board” refer to the board of directors of Nexalin Technology, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated products and prospects are forward-looking statements. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include, but are not limited to, statements about:

●	our plans to develop and commercialize our products;

●	our planned clinical trials for our products;

●	the timing of the availability of data from our clinical trials;

●	the timing of our selection of an initial clinical candidate for our program;

●	our ability to take advantage of benefits offered by current and pending legislation related to the development of products addressing antimicrobial resistance;

●	the timing of our planned regulatory filings;

●	the timing of and our ability to obtain and maintain regulatory approvals for our products;

●	the clinical utility of our products and their potential advantages compared to other treatments;

●	our commercialization, marketing and distribution capabilities and strategy;

●	our ability to establish and maintain arrangements for the manufacture of our products;

●	our ability to establish and maintain collaborations and to recognize the potential benefits of such collaborations;

●	our estimates regarding the market opportunities for our products;

●	our intellectual property position and the duration of our patent rights;

●	our estimates regarding future expenses, capital requirements and needs for additional financing; and

●	our expected use of any proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus including the “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Industry Data” included in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 27, 2024 (the “2023 Form 10-K”), as supplemented by our Quarterly Reports on Form 10-Q, and as may be further amended, supplemented or superseded from time to time by our subsequent filings under the Exchange Act which are incorporated herein by reference, and the financial statements and the notes to those financial statements.

Company Overview

Overview

Nexalin is headquartered, and maintains its base of management and operations, in Houston, Texas. We design and develop innovative neurostimulation products to uniquely and effectively help combat the ongoing global mental health epidemic. We developed an easy-to-administer medical device — referred to as “Generation 1” or “Gen-1” — that utilizes bioelectronic medical technology to treat anxiety, insomnia and depression without the need for drugs or psychotherapy. Our original Gen-1 devices are cranial electrotherapy stimulation (CES) devices that emit a waveform at 4 milliamps during treatment and are presently classified by the U.S. Food and Drug Administration (the “FDA”) as a Class II device.

Medical professionals in the United States have utilized the Gen-1 device to administer treatment to patients in clinical settings. While the Gen-1 device had been cleared by the FDA to treat depression, anxiety, and insomnia, three prevalent and serious diseases, because of the FDA’s December 2019 reclassification of CES devices, the Gen-1 device was reclassified as a Class II device for the treatment of anxiety and insomnia. We are required to file a new application under Section 510(k) of the Federal Food, Drug and Cosmetic Act (“510(k) Application”) to be approved by the FDA for the sales and marketing of our devices for the treatment of anxiety and insomnia. In the FDA’s December 2019 reclassification ruling, the treatment of depression with our device will require a Class III certification and require a new PMA (premarket approval) and/or a new De Novo application to demonstrate safety and effectiveness.

While we continue providing services to medical professionals to support patients’ use of the Gen-1 devices which were in operation prior to December 2019, we are not making new sales or new marketing efforts of Gen-1 devices in the United States. We continue to derive revenue from devices which we sold or leased prior to the FDA’s December 2019 reclassification announcement. This revenue consists of monthly licensing fees and payments for the sale of electrodes and patient cables. We have paused marketing efforts for new sales of our Gen-1 device for treatment of anxiety and insomnia in the United States. Our regulatory team continues have discussions with the FDA regarding the suspension of the marketing and sale of the Gen-1 products to new providers.

The waveform that comprises the basis of our “Generation 2” or “Gen-2” and new “Generation 3” or “Gen-3” headset devices is in Q-submission process for review by the FDA. This process allows Nexalin to get clear, specific, written feedback from the FDA on indications, device classification and clarity on the regulatory pathway and improves the efficiency and predictability of the regulatory pathway. Determinations of the safety and efficacy of our devices in the United States are solely within the authority of the FDA. We plan to conduct decentralized clinical trials for the Gen-3 device in the U.S. and we continue to consult with the FDA as part of the pre-submission process. If and when we obtain FDA clearance for the Gen-3 device, we intend to extend the development and commercialization of our devices for sale in the U.S. and other territories, given the potential unmet demand for the treatment of mental health conditions with our device.

Our Technology

We have designed and developed a new advanced waveform technology to be emitted at 15 milliamps through new and improved medical devices referred to as Gen-2 and Gen-3. Gen-2 is a clinical use device with a modern enclosure to emit the new 15 milliamp advanced waveform. Gen-3 is a new patient headset that will be prescribed by licensed medical professionals in a virtual clinic setting similar to existing tele-health platforms. The Nexalin research team believes that the new 15 milliamp Gen-2 and Gen-3 devices can penetrate deeper into the brain and stimulate associated structures that contribute to or cause mental illness, which we believe will generate enhanced patient response without any risk or unpleasant side effects. The Nexalin regulatory team has made a strategic decision to develop strategies for pilot trials and/or pivotal trials in various mental health disease states. In addition, a new PMA application in the United States is in strategic development for the treatment of depression utilizing both Gen-2 and Gen-3. We plan to develop a strategic schedule to execute additional pilot trials and/or pivotal trials for the new Gen-3 device for anxiety and insomnia in the United States, Brazil and China beginning in the first quarter of 2025. Preliminary data provided by The University of California, San Diego and recent published data from Asia supports the safety of utilizing our 15 milliamp waveform technology. However, the determination of safety and efficacy of medical devices in the United States is subject to clearance by the FDA.

Currently, the waveform that comprises the basis of Gen-2 and new Gen-3 headset devices has been tested in research settings to develop safety data that has been submitted for review by the FDA for safety evaluation and eventual marketing in the United States and around the world. Determinations of the safety and efficacy of our devices in the United States are solely within the authority of the FDA.

A new pre-submission document in preparation of a new 510(k) and/or De Novo application for our Gen-3 HALO headset at 15 milliamps was filed with the FDA in January of 2023. Formal comments to our pre-submission document filing were received in March of 2023. A formal meeting to address FDA comments took place on May 9, 2023.

A second FDA pre-submission document was submitted on February 13, 2024. FDA comments to this second pre-submission document were received on April 26, 2024. A formal teleconference was held with the FDA on April 26, 2024. The Nexalin regulatory team and the FDA came to a consensus on the Insomnia Clinical research protocols for insomnia assessment scales and timeline end points and patient population size.

Data from these clinical trials will also be used to support an application for the CE-mark of our Gen-2 and new Gen-3 headset devices in the European Union.

The global rise in mental health and cognitive disorders, fueled in part by the COVID-19 pandemic, is causing widespread suffering and hardship. These conditions have far-reaching consequences for individuals, families, and communities. Our focus is on the continued development of our innovative bioelectronic medical technologies and rapid regulatory approval. We intend to help reverse these losses, and hardships of these losses, by safely and effectively treating various mental health disorders associated with post Covid and long Covid mental disease states.

All our products are non-invasive, undetectable to the human body and are designed to provide relief to those afflicted with mental health issues without adverse side effects. We have a proprietary design that stabilizes currents, electromagnetic fields, and various frequencies — referred to collectively as a waveform - particularly our proprietary, 15 milliamp patented waveform. Additionally, our devices generate a proprietary high frequency carrier wave for deeper penetration into the brain. It is applied to the brain with an array of electrodes on the forehead and behind each ear at the mastoid. The features of this proprietary waveform and the array of electrodes allow the application of the waveform to the entire brain rather than a small, targeted area of the brain. To ensure deeper penetration into the brain, we have created a waveform that is undetectable to the brain which allows the increase of the power from < 4 mAmps to 15 mAmps, more than a 400% increase without incurring any patient discomfort, risk, or adverse side effects. By increasing the power, our waveform can penetrate deeper into the brain and stimulate deep mid-brain structures associated with mental illness. Our research data and clinical teams believe that a more powerful waveform will create a stronger response in the brain. A stronger response creates a higher level of efficacy. This entire proprietary technique allows Nexalin to provide a non-invasive and comfortable treatment, which we believe is more powerful than any FDA-cleared stimulation device in the market. The waveform that comprises the basis of Gen-2 and new Gen-3 headset devices has been tested in research settings to develop safety data that has been submitted for review by the FDA for safety evaluation and eventual marketing in the United States and around the world. Current pilot study protocols and randomized clinical trials have been designed and submitted to the FDA to provide feedback on final reports and data sets for the purpose of safety and efficacy evaluations in the future. Determinations of the safety and efficacy of our devices are solely within the authority of the FDA.

Beyond the well-known safety, efficacy, and side-effect concerns surrounding conventional mental health treatments such as Electro-Convulsive Therapy (ECT), drugs, and psychotherapy, the stigma associated with mental illness continues to hinder individuals from seeking the help they need. We have received industry reports and feedback that many patients that struggle with mood disorders have the stigma of embarrassment associated with psychiatrists and psychotherapy (e.g., counselling with a therapist). Additional stigmas and other issues are associated with the side effects of medication prescribed by psychiatrists. When we researched the current pharmaceuticals model, public information highlighted the many side effects associated with such medications. Frequently, patients would stop taking the medication because of the uncomfortable side effects. Additional public information mentions dependency and withdrawal issues associated with medication for psychiatric disorders.

To address the embarrassment stigma, we are developing a new virtual clinic that will allow the physician to diagnose a mental health issue in the privacy of a tele-psychiatry virtual platform. After diagnosis, the physician will prescribe the Nexalin Gen-3 headset to the patient for treatment. Next, the Gen-3 device will be shipped to the patient’s home. After the patient receives the device, they will pair the headset device with an app in the patient’s smart phone. The app will communicate with the Nexalin cloud servers to authorize the device for treatment according to the protocol designed by the physician. The physician will monitor treatment compliance and other health related issues in a private physician dashboard that connects through the Nexalin app and cloud servers. We believe that to preserve product safety and integrity for home use, the headset device will require physician oversight that will include a prescription for use with a monthly authorization provided by the physician after a monthly virtual visit. All appointments will be in a virtual setting to provide privacy and convenience for the physician and patient. The Nexalin virtual clinic will be provided in a proprietary virtual platform currently in the design stage.

Our China Gen-2 15 milliamp device was approved in China by the China National Medical Products Administration (the “NMPA”) for the treatment of insomnia and depression in China. This device and all other clinical devices will include single use electrodes for long term revenue streams. The USA Gen-2 device bears a fresh and modern appearance that meets the technology standards of the digital tech world of 2024. Early adopters of the Gen-1 device will be able to access additional firmware upgrades which are planned to enhance the previously purchased devices to the new symmetric15-milliamp waveform. Our Gen-2 device will be equipped with Radio Frequency Identification (RFID) technology that exchanges electrode usage data with a reader in the main device. The purpose of RFID is to track and maintain control of the proprietary single use electrode. Our electrode chip will be programmed to exchange data with the device and allow activation for a single treatment with a new electrode only. This ensures a recurring revenue stream on the device and protects against any generic knockoffs designed to avoid treatment costs. This upgrade in technology also ensures the proprietary nature of the electrodes that support treatment outcomes are sustained.

Overall, we believe that our advanced waveform, technological upgrades and the development of a modern headset monitored with our IT management platform will position us with the opportunity to disrupt the traditional mental health treatment model. Our mission is to remove the stigma of expensive psychotherapy or pharmaceuticals with the attendant side effects and dependency issues and replace such stigma with clinically proven and cost-effective technology that is easily accessible in the privacy of the patient’s home and monitored by licensed healthcare providers.

Formalized Joint Venture; China Related Activities

On May 31, 2023, the Company formalized an agreement related to the formation of a joint venture (the “Joint Venture”) established to engage in the clinical development, marketing, sale and distribution of Nexalin’s second generation transcranial Alternating Current Stimulation (“tACS”) devices (“Gen-2 devices”) in China and other countries in the region. The Joint Venture is registered in Hong Kong.

The Company has no employees or office in China and none of the Company’s operations are conducted in China. The Joint Venture does not maintain any variable interest entity structure or operate any data center in China.

Under the Joint Venture Agreement, Wider Come Limited (“Wider”), a related party, is obligated to fund all operations for the initial 12-month period of the Joint Venture, after which Nexalin and Wider plan to jointly fund the Joint Venture’s operating expenses in accordance with their pro rata ownership.

The Joint Venture is controlled by a Board of Directors in which Wider is to have sole representation but neither the Company nor Wider has exclusive decision-making ability over day-to-day or significant operational decisions. Wider and Nexalin own 52% and 48% of the Joint Venture, respectively. In accordance with ASC 323 Investments - Equity Method and Joint Ventures (“ASC 323”) and ASC 810 - Consolidations (“ASC 810”), the Company recognized $159 and $0 for the three months ended September 30, 2024 and 2023 and $4,651 and $0 of equity method investment income from the Joint Venture on a one-quarter reporting lag for the nine months ended September 30, 2024 and 2023, respectively, on the condensed consolidated statements of operations and comprehensive loss.

As of the date of this prospectus, the Company issued 331,818 shares of common stock to Wider and affiliates of Wider in 2024, in satisfaction of obligations pursuant to their collaborative agreement and their continuing research and development efforts. A charge to research and development was recorded in 2023 at the time the Company recognized its obligation to issue these shares.

The investment in the Joint Venture is accounted for using the equity method of accounting. As of September 30, 2024 and December 31, 2023 the Company had an Equity Method Investment of $100,651 and $96,000, respectively, recorded on the condensed consolidated balance sheets. The Company invested $96,000 in the joint venture in September 2023 and Wider invested $104,000. In accordance with ASC 323, the Company uses the equity method of accounting for its investment in the Joint Venture, an unconsolidated entity over which it does not have a controlling interest. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the unconsolidated entity’s earnings or losses. The Company evaluates the carrying amount of this investment in the Joint Venture for impairment in accordance with ASC 323. If the Company determines that a loss in the value of the investment is other than temporary, the Company writes down the investment to its estimated fair value. Any such losses are recorded to equity in income of unconsolidated entities in the Company’s condensed consolidated statements of operations and comprehensive loss. The Company has made an election to classify distributions received from the Joint Venture using the nature of the distribution approach. Distributions received are classified as cash inflows from operating activities based on the nature of the activities of the unconsolidated entity.

In September of 2021, the China National Medical Products Administration (the “NMPA”), the equivalent of the FDA, approved the Gen-2 device for marketing and sale in China for the treatment of insomnia and depression. These treatment indications and clearances from the NMPA have allowed Wider to market and sell the Gen-2 device in China for the treatment of insomnia and depression.

Our participation in the Joint Venture with Wider in China is subject to general, as well as industry-specific, economic, political and legal developments and risks in China. The Chinese government exercises significant control over the Chinese economy, including but not limited to controlling capital investments, allocating resources, setting monetary policy, controlling and monitoring foreign exchange rates, implementing and overseeing tax regulations, providing preferential treatment to certain industry segments or companies and issuing necessary licenses to conduct business. In addition, we could face additional risks resulting from changes in China’s data privacy and cybersecurity requirements. Accordingly, any adverse change in the Chinese economy, the Chinese legal system or Chinese governmental, economic or other policies could have a material adverse effect on our business and operations of the Joint Venture in China and our prospects generally. We face additional risks in China due to China’s historically limited recognition and enforcement of contractual and intellectual property rights. We may experience difficulty enforcing our intellectual property rights in China. If we cannot adequately monitor the use of our technologies and devices or enforce intellectual property rights related to our devices in China or contractual restrictions relating to use of our intellectual property by Chinese companies, our revenue could be adversely affected.

The Joint Venture with Wider is subject to laws and regulations applicable to foreign investment in China. There are uncertainties regarding the interpretation and enforcement of laws, regulations and policies in China. Because many of the laws, regulations and policies applicable to our operations in China are relatively new, the interpretations of such laws, regulations and policies are not always uniform. Moreover, the interpretation of statutes and regulations may be subject to government policies reflecting domestic political agendas. Enforcement of existing laws or contracts may be uncertain. As a result of the foregoing, it may be difficult for us to obtain timely or equitable enforcement of laws ostensibly designed to protect companies like ours, which could have a material adverse effect on our business and results of operations. Our ability to monetize the Joint Venture in China may also be limited.

Regulatory Background and Matters Related to our Business

United States

Medical devices commercially distributed in the United States require either FDA clearance of a 510(k) premarket notification submission, granting of a De Novo request or Premarket Approval (PMA), unless an exemption exists. Under the FFDCA, as administered by the FDA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Regulatory control increases from Class I to Class III. Prior to December 20, 2019, in the United States, all cranial electrical stimulation (CES) technology was classified as a Class III medical device (high-risk).

Class II devices are moderate risk devices and are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Such special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. Most manufacturers of Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FFDCA requesting permission to commercially distribute the device.

Class III devices are deemed the highest risk devices by the FDA and generally include life-sustaining, life-supporting or some implantable devices or devices that have a new intended use or use advanced technology that is not substantially equivalent to that of a legally marketed device. Class III devices require a PMA. For a device that is Class III by default (because it is a novel device that was not previously classified and has no predicate), the manufacturer may request that the FDA reclassify the device into Class II or Class I via a De Novo request.

To obtain 510(k) clearance, a premarket notification submission must be submitted to the FDA demonstrating that the proposed device is substantially equivalent to a predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I (e.g., via the De Novo classification process), or a device that was previously cleared through the 510(k) process. The FDA’s 510(k) review process usually takes from three to six months but can take longer.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a De Novo request or PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), De Novo, or a PMA in the first instance. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until FDA has cleared or approved a 510(k), De Novo or PMA for the modification.

The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain, among other things, a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labelling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer and can take several years.

On December 20, 2019, the FDA issued new rulings related to CES devices for the treatment of anxiety, depression, and insomnia. As a result of these rulings, depression treatment with CES devices remained a Class III medical device and will require a full PMA that provides definitive clinical trial evidence of effectiveness and safety. A PMA is the most extensive application and process at the FDA. All CES manufacturers had one year to prepare and file intentions for the depression treatment with a PMA. CES devices that treat anxiety and insomnia were reclassified as Class II devices and required a new application in the form of a special control trial, a summary version of a PMA, requiring safety data and mild efficacy response. All CES manufacturers had one year to complete special control trials for anxiety and insomnia. We are presently analyzing our previous 510(k) Application for such treatment of anxiety and insomnia in accordance with the FDA reclassification ruling in December 2019. Our intent is to move forward with our new 15 milliamp waveform given its success in the China studies. We have also completed 2 prototypes of a Nexalin headset which can be used at home or in a clinical setting. The new headset will utilize the new 15 milliamp waveform. Final prototypes and design files for manufacturing have been completed.

We have made a strategic decision to file a new PMA for the treatment of depression with the Gen-2 and Gen-3 devices that administer the new advanced Nexalin waveform at 15 milliamps. The Gen-1 device was previously cleared by the FDA at 4 milliamps and the re-classification does not prevent us from servicing previously sold or leased devices. Providers may continue to use these devices for treatment purposes. Servicing consists of warranty coverage, electrode sales, and patient cable replacement. This servicing is included in the monthly lease payment. We continue to derive revenue from devices which we sold or leased prior to the FDA’s December 2019 reclassification announcements. This revenue consists of monthly license fees and payment for the sale of electrodes to clinical providers of our technology. As we are in the process of evaluating our new Gen-2 15 milliamp waveform for our technology, a strategic decision was made to not pursue a PMA for the treatment of depression on our existing Gen-1 device. Strategy development has begun for a full PMA for the treatment of depression for our next generation Gen-2 and Gen-3 devices.

China

Although Nexalin has no employees or office in China and none of Nexalin’s operations are conducted in China, the activities of the Joint Venture may be impacted by the regulatory, liquidity, and enforcement environment in the Peoples Republic of China (the “PRC”).

The NMPA is the governmental authority principally responsible for the supervision and administration of medical devices in the PRC. Medical devices in the PRC (including manufacturing, marketing, and sale) are subject to a mandatory filing/registration regime regulated by the NMPA. The exact filing pathways are mainly determined by the classification of such devices — like the United States, a three-class classification system, from Class I (lowest risk) to Class III (highest risk). Local testing and clinical trials are generally required for Class II and Class III devices. Some imported devices may need to be registered with a higher-level government authority than domestic devices.

As determined by the NMPA the three classes for devices are:

●	Class I — Medical devices for which routine administration can ensure safety for users and the effectiveness of the device.

●	Class II — Medical devices that can only be safe and effective with further control in addition to routine administration.

●	Class III — Medical devices that are implanted into the patient’s body, pose a threat to the patient’s health, or provide sustenance or life support.

All medical devices must be registered with the NMPA. An overseas device company must submit product samples to test with the NMPA. In addition, all included product information, packaging, and labels, and related material need to be translated into simplified Chinese. For a Class I device, simple product filing to NMPA is required. However, for Class II and Class III medical devices, the manufacturing company must meet all the requirements in the latest regulation, guidelines, and standards.

The NMPA approved the new Gen-2 15 milliamp device for the treatment of insomnia and depression. These treatment indications and clearances from the NMPA have allowed us to market and sell the Gen-2 device in China. Wider will be responsible for obtaining future NMPA registrations and approvals related to the marketing and sales of our devices in China.

Recent statements and regulatory actions by the Chinese government have targeted those companies whose operations involve cross-border data security or anti-monopoly concerns. Regarding data security, China has promulgated several important laws recently. Among them, on June 10, 2021, China promulgated the PRC Data Security Law (“DSL”), which became effective on September 1, 2021. The legislative intent for this law mainly includes regulating data processing activities, ensuring data security, promoting data development and utilization, protecting the data related legitimate rights and interests of individuals and organizations, and safeguarding national sovereignty, security and development interests. Article 36 provides that any Chinese entity that provides the data to foreign judicial or law enforcement agencies (regardless of whether directly or through a foreign entity) without approval from the Chinese authority would likely be deemed to be in violation of DSL. In addition, pursuant to Article 2 of Measures for Cybersecurity Reviews, the procurement of any network product or service by an operator of critical information infrastructure that affects or may affect national security shall be subjected to a cybersecurity review under the Measures. Pursuant to Article 35 of Cybersecurity Law of the People’s Republic of China, where “critical information infrastructure operators” purchase network products and services, which may influence national security, the operators are required to be subjected to a cybersecurity review. We do not operate any critical information infrastructure. As a result, we do not believe that these new legal requirements in China are applicable to us, including sales made to date by Wider as a distributor. However, the exact scope of the term “critical information infrastructure operator” remains unclear, so there can be no assurance that the Joint Venture will not be subjected to critical information infrastructure operator review in the future. Furthermore, in the event that the Joint Venture becomes an operator of critical information infrastructure in the future it may be subjected to the above-described regulation.

With regard to anti-monopoly concerns, Article 3 of Anti-Monopoly Law of the People’s Republic of China prohibits “monopolistic practices,” which include: a) the conclusion of monopoly agreements between operators; b) the abuse of dominant market position by operators; c) concentration of undertakings which has or may have the effect of eliminating or restricting market competition. Also, according to Article 19, the operator(s) will be assumed to have a dominant market position if it has following situation: a) an operator has 50% or higher market share in a relevant market; b) two operators have 66% or higher market share in a relevant market; c) three operators have 75% or higher market share in a relevant market. We believe that we have not conducted any monopolistic practices in China, and that recent statements and regulatory actions by the Chinese government do not impact our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign stock exchange. However, there can be no assurance that regulators in China will not promulgate new laws and regulations or adopt new series of interpretations or regulatory actions which may require the Joint Venture to meet new requirements on the issues mentioned above.

Currently, these statements and regulatory actions of China authorities have had no impact on the Joint Venture, including the sales and marketing efforts made to date of our Gen-2 devices in China by Wider. Further, we are a United States’ company with no physical presence in China, and we do not believe that the formation of the Joint Venture in Hong Kong and any resultant exposure to China regulatory actions will adversely impact our operations or ability to accept foreign investments or list our securities on a United States or other foreign exchange. However, since these statements and regulatory actions from China authorities are relatively recent, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list our securities on a United States or other foreign exchange. In the event any existing or new laws or regulations or detailed implementations and interpretations are modified or promulgated, we and the Joint Venture will take any and all actions to remain in compliance with any such laws or regulations or detailed implementations and interpretations thereof.

As a result of the formation of the Joint Venture, we are conducting our clinical research and implementing a business distribution plan for our devices in China and elsewhere through the Joint Venture, which we believe confers clinical, commercial, and regulatory advantages, but may subject us to significant regulatory, liquidity, and enforcement risks. Although we do not intend to have any physical presence in China, Hong Kong, Macau and Taiwan, the Joint Venture entity has physical presence in Hong Kong. Wider, as a China formed entity with its physical presence in China may be subject to regulatory actions and prohibitions from China regulatory entities and required to obtain certain approvals.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.”

Oman

The Sultanate of Oman’s Ministry of Health granted conditional approval for use of our Gen-2 device on June 16, 2022, effective upon the end user of our device opening and operating a mental health care clinic being constructed in Oman. The Company’s first shipment of a device to Oman was made on January 30, 2024 and received in Oman on February 5, 2024 in connection with the opening of the end user’s clinic, rendering the approval effective. Two additional devices were shipped to Oman on February 29, 2024 and were received by the end user on March 6, 2024. Upon receipt of the two additional devices, the end user’s clinic was operational, and the use of the device to treat patients commenced pursuant to the approval.

Brazil

On June 13, 2024, the Company announced that our Gen-2 device had been granted regulatory approval by the Brazilian Health Regulatory Agency, a regulatory body of the Brazilian government responsible for approving new drugs and medical devices.

Market and Industry Background

General

Historically, pharmaceutical solutions have been the first line of treatment for those who suffer from anxiety, insomnia, depression, and other mental health disorders. Beginning in 1950, for patients that were not responding to medication, ECT, also called “shock therapy,” became available. Over time, researchers began to look at alternative ways to inject electricity into the human brain. One such method was via implantable neurostimulators that required invasive surgical procedures associated with high cost and high risk. Implantable devices became the potential solution for those who would not take or could no longer take pharmaceuticals. The interest in electricity continued with the creation of small handheld devices powered by a direct current (DC) battery that the consumer could buy without any medical supervision. Clinical versions of DC stimulators, known as transcranial direct current stimulation (tDCS), were developed by researchers; many of these devices are still in research settings without industry support.

In 1992, a new neurostimulation technique emerged called trans-cranial magnetic stimulation (TMS). This technique evolved into repetitive trans-cranial magnetic stimulation (rTMS), which utilized repetitive magnetic pulse energy to stimulate the brains of patients struggling with depression. The American pharmaceutical industry embraced and funded this technology. The FDA cleared rTMS only for patients who had failed to respond to anti-depressants. Side effects, high cost and moderate efficacy continue to burden this technology sector.

Both insurance companies and healthcare providers are looking for alternative ways to decrease costs while still providing safe and effective treatments.

We believe that our new marketing and growth strategy in combination with our advanced 15 milliamp waveform, technological upgrades and the development of a modern headset monitored with our IT management platform, will position us for the opportunity to disrupt the traditional mental health treatment model. Our mission is to remove the stigma of expensive psychotherapy or pharmaceuticals with the attendant side effects and dependency issues and replace it with clinically proven and cost-effective technology that is easily accessible in the privacy of the patient’s home and monitored by licensed healthcare providers.

Anxiety Market

Anxiety disorders are considered the most prevalent of psychiatric disorders. Anxiety disorders include generalized anxiety disorder, social anxiety disorder, panic disorder, obsessive-compulsive disorder, post-traumatic stress disorder (PTSD) and phobias.

Insomnia Market

Insomnia is a common sleep disorder considered to be responsible for at least $63 billion in direct and indirect healthcare costs each year, according to the Harvard American Insomnia Study. A frightening number of insomnia cases are undiagnosed and untreated, even as the condition becomes a mounting financial burden on America’s employers and the healthcare system. Data surrounding sleep disorders demonstrate that insomnia is a growing problem that shows no signs of slowing down. Current market conditions present an opportunity to introduce technology that provides a safe, effective and drug-free alternative for those suffering from insomnia. We believe we have the ability to decrease the number of potentially addictive insomnia prescriptions needed by patients and offer physicians a non-pharmaceutical option to provide their patients. Additionally, we are developing a solution for home-based treatment for chronic insomnia and to improve sleep hygiene for its users.

Depression Market

Depression continues to be the leading cause of medical disability around the world. Poor efficacy, risk and adverse side effects of current anti-depressants are driving the preference for non-pharmacological therapies, which will limit growth for the pharmaceutical sector of the depression treatment market. This limitation will enhance the research and development of novel therapies that treat depression safely and effectively without adverse side effects. Historically, according to the CDC, only one-third of people with severe depression have taken anti-depressants.

Any decline in the depression medication market should indirectly accelerate the growth of the neurostimulator market. Management believes that, based on the market data and current trends, the depression market — like the anxiety and insomnia market — creates enormous potential for our products.

Prior to December 2019, our Gen-1 device was considered a Class III device. Treatment of depression in the United States is limited to Class III devices only. Prior to 2019, our existing Gen-1 4 milliamp medical device had been used to successfully treat depression in the U.S. The Gen-2 15 milliamp version of our device when introduced into the United States will be subject to approximately eighteen to twenty-four months of clinical study before our PMA application for depression will be accepted. Assuming we will be able to obtain successful classification from the FDA, we expect to market our device in the United States as a treatment for depression.

Substance Use Disorders (Opioid Addiction) Market

According to the National Institute on Drug Abuse (NIDA) substance use, and substance use disorders cost the United States more than $740 billion a year in healthcare, crime and lost productivity costs; but dollars barely capture the devastating human cost of addiction to individuals, families and communities. According to the National Survey on Drug Use and Health, 19.7 million adults in the United States suffered from a substance use disorder in 2017.

The current success rate of the best drug and alcohol rehabilitation facilities is minimal. We believe that this represents a significant market opportunity for our company. The disease of addiction is brain-based in its nature. Currently brain-based treatments for the disease are only available to patients who can afford long-term expensive boutique treatment centers. We intend to demonstrate that a brain-based approach to addiction treatment will enhance a patient’s success at long-term recovery. Our hypothesis is that the current pilot study design at The University California, San Diego will provide a source of validation for this treatment modality in addiction treatment.

Chronic Pain Market

Originally, our waveform was designed as an electro-analgesic for pain. This refers to the ability to electrically interrupt the pain signaling process in the brain. By interrupting the pain signaling process in the brain, our products can reduce symptoms and discomfort associated with chronic pain. By reducing the symptoms and discomfort associated with chronic pain, physicians can reduce medications and avoid dependency issues related to opiate-based medications.

According to Research and Markets, the global chronic pain treatment market is predicted to progress at a CAGR of 7% and generate revenue of $173 billion in 2033.

Currently, we own an electrostimulation patent for a device that will apply electrodes to the brain, spine, and the place of injury. The placement of these electrodes in conjunction with our various waveforms creates an opportunity for us to treat chronic pain without medication. The Nexalin executive team is preparing strategies to develop a prototype of our existing patented design and introduce it into clinical trials for the treatment of chronic pain. In previous pilot studies, our existing Gen-1 product reduced pain in patients suffering from injuries originating in industrial accidents. However, we plan to use the new advanced waveform emitted at 15 milliamps into the new prototype pain device for new clinical trials for the treatment of chronic pain.

Alzheimer’s Disease and Dementia Market

Alzheimer’s disease is a degenerative brain disease and the most common form of dementia. Dementia is not a specific disease, but rather an overall term that describes a group of symptoms. According to the WHO, there are around 50 million people living with Alzheimer’s disease and other dementias worldwide.

According to Reports and Data, the global Alzheimer’s therapeutics market is projected to reach $13.7 billion by 2030 from $2.2 billion in 2020 with a substantial compound annual growth rate (CAGR) of 20% through the forecast period.

We believe our products could be leveraged to extend the quality of life for millions of people who are diagnosed with Alzheimer’s disease.

Marketing and Sales Efforts

We believe that our marketing and sales plan provides a long-term scalable business model. Our team will prepare the foundation and marketing assets necessary to launch the new virtual clinic model that will complement the traditional clinic model. Our sales model is to place more than 1,000 Gen-2 and Gen-3 devices on the global stage. The momentum and branding strategies of Nexalin providers will be leveraged to enhance the launch of a global sales plan. The Gen-2 device at 15 milliamps supported by the Gen-3 outpatient headset and our virtual digital management platform is intended to disrupt the current mental healthcare model. The Gen-2 and Gen-3 device at 15 milliamps will offer patients a cost effective and efficient treatment model for day-to-day mental health challenges. We believe those devices, with their advanced waveform, can treat existing mental health disorders associated with anxiety and insomnia. Additionally, new strategies are in research and development for FDA treatment indications of depression, substance use disorder, TBI (traumatic brain injury), PTSD, opioid addiction, alcoholism and chronic pain. Additional research and treatment efficacy are being investigated for the Alzheimer’s community for patient care and management.

Our plan is designed to triangulate and stimulate the physician, consumer, and manufacturer relationship. Trends in healthcare indicate consumers are involved in treatment decisions that concern their mental health. Because of the advancement in healthcare technologies, home-based care with medical supervision provides patients with a cost-effective and efficient treatment option. Home-based care also avoids the stigma associated with treatment for mental health disorders. In our current sales plan, we intend to launch with a physician provider in each state. These physicians will lead the Nexalin campaign in each state as that state’s primary provider. These preferred state providers will begin with the virtual clinic. Our digital marketing team will drive consumers with quality-of-life struggles related to mental health issues into the virtual clinic and then to the provider in the consumer’s state of residence. These initial state physicians providing mental health services in the virtual clinic, will also have the ability to offer treatment in their clinic. The in-clinic model will use the Gen-2 clinical device while the virtual clinic will use the Gen-3 headset. This initial launch plan with state providers will develop and support multiple marketing verticals to drive the Nexalin brand and treatment as an alternative to medications and psychotherapy. We will leverage this physician / patient community to establish a national network of physicians that offer mental health evaluations and the Nexalin treatment in either a clinical setting or in the privacy of the patient’s home with medical supervision through the future Nexalin app.

Most, if not all, patients treated in the Nexalin virtual clinic would be part of a digital community that supports brand awareness and the sharing of anonymous treatment outcomes in a social media setting. The Patient Activation Program will include a robust data gathering system on providers and patients (opt-in) that enhances our marketing strategies.

In addition to our core business model, we have also formed a Military & Government Advisory Board aimed at fostering and enhancing relationships within and throughout United States federal government and public sector organizations, including the U.S. Department of Defense, U.S. Department of Veterans Affairs, and U.S. Department of Health and Human Services. In conjunction with our ongoing clinical trials, our goals include the broad deployment of our devices within the U.S. military and government agencies. The clinical study conducted by The University of California, San Diego provided positive results in evaluating Nexalin’s Gen-2 tACS device for reducing pain in veteran patients with Mild Traumatic Brain Injury (mTBI).

Insurance Reimbursement for Our Products

In January 2020, the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Durable Medical Equipment for Medicare Administrative Contractors issued a code for Cranial Electrotherapy Stimulators (CES). CMS issues codes that are used by medical practitioners to obtain Medicare, Medicaid and private insurance reimbursement. The issuance of this code is the first time that a reimbursement code from CMS has been designated specifically for CES. The code does not guarantee reimbursement and is considered at this time, experimental. The Nexalin executive team plans to continue preparing clinical data and durability data to pursue long term clinical reimbursement.

Reimbursement strategies for this type of technology are complex and vary from one diagnosis to another. Nexalin plans to utilize an RFID system that will track treatments completed. This will simplify comparing our devices to pharmaceutical interventions. Beginning in 2024, a complete reimbursement assessment is being conducted and evaluated to develop a strategy to acquire reimbursement. We will employ a two-prong approach for eventual reimbursement. The first prong will evaluate the clinic-based product offered by physicians. The second prong will focus on tracking usage and response from the outpatient headset model that is tracked through the virtual platform. Frequently therapies that are used in the home are not classified as durable medical equipment and will fall into a reimbursement gap without coverage. We intend to work to successfully achieve a Level 2 code under the healthcare common procedure coding system. We will work to seek reimbursement for conditions in sequence with the home based and the clinic-based unit that will maximize value of treatment from a financial standpoint as well as monitoring the response by the patient community.

Research

Research is the fundamental core of any pharmaceutical or medical device company. Although small trials, with limited patients, can show promise for a treatment, they are generally not acceptable to the FDA for product approval. To commercialize a product for widespread use, multiple large-scale trials are required to demonstrate both efficacy and safety. In the past two decades, the cost of conducting such trials has more than doubled, with many small start-up companies unable to raise the necessary capital to complete these vital projects. The increase in cost reflects several variables which are required for successful clinical trial completion.

The various costs can include patient recruitment and retention expenses, physician, and nurse expenses, as well as the expenses of other healthcare providers. Various regulations, each more complex than the next, also have added significant cost to the process. Data collection, as well as data analysis, is also a significant portion of the study cost. Additionally, almost all studies are conducted through either a large university, with its underlying overhead for administrative costs and institutional review board approval, or through a contract research organization, which also adds significant overhead costs in addition to the hard cost of the study itself. Latest estimates for the cost per patient for an average trial is approximately $41,000.

In 2019, we began a research partnership with The University California, San Diego. Prior to the pandemic, two pilot clinical studies were undertaken with UCSD, however, these trials were paused due to the shutdown of college campuses in California. Beginning in the summer of 2022 and continuing to present, new discussions began to explore strategies for PTSD, Substance Use Disorder (SUD) and Opiate dependency and mild traumatic brain injury (mTBI) with our new Gen-3 headset.

At UCSD the first clinical is studying the benefits of our Gen-2 device as a treatment for veterans suffering with opiate addiction. This pilot study was designed by UCSD and funded by the department of Veterans Affairs. For this opiate addiction study, the primary endpoint will be alleviating withdrawal symptoms. Secondary endpoints will include decreasing dosages of medication used in opiate addiction cessation, as well as Magnetoencephalography (MEG) gamma band improvement. As a result of post-Covid circumstances, this research project is currently on hold and will likely experience a redesign and eventual execution in the area of SUD.

The other study at UCSD is focused on veterans suffering from mild traumatic brain injury (mTBI) and is funded by the United States Department of Defense. One of the primary symptoms associated with mTBI is PTSD (post-traumatic stress disorder). The primary endpoint associated with this study will be the assessment and reduction of post-concussion symptoms associated with PTSD. A secondary endpoint for the study will be improvement and MEG slow-wave abnormalities.

In addition to UCSD, we are discussing additional strategies to initiate further trials to address new FDA guidelines. These new strategies and pivotal trials will support new 510(k)s and/or De Novo applications for anxiety, insomnia and other treatment indications at 15 milliamps. These trials are in addition to the special control trials required by the FDA. Other areas of research and strategy development that will be designed and funded relate to the treatment of SUD, TBI, PTSD, Alzheimer’s disease, and dementia.

Additional research in China is being performed with the goal of publishing the findings in a peer reviewed journal. All research will be controlled by our team, with all trial designs requiring written final approval by our Chief Medical Officer. Clinical updates will be required every 30 days. Frequent in-person WeChat meetings will also be performed to ensure the integrity of the research efforts.

In addition to clinical trials in China and current studies in the United States required by the FDA, an additional study is being designed and planned with the 15 milliamp Gen-2 and Gen-3 devices to evaluate a large cohort of patients with depression. This trial will include a double-blind study design with active and sham groups. Patient selection screening will evaluate 200-250 subjects to acquire the number of patients needed for a successful trial. Each patient, upon enrollment, will be evaluated extensively prior to initiation of therapy. Patients will be treated a minimum of 20 separate times, with pre- and post-test screening. Moreover, upon completion of therapy, post-test examination will be performed not only immediately thereafter but also over the course of one to three months to establish not only efficacy but durability of the treatment. The results of this study will provide the basis of the PMA with the FDA for the treatment of Depression.

At the start of 2021, an Alzheimer’s specific clinical trial was underway in China: “Transcranial alternating current stimulation for patients with mild Alzheimer’s disease.” Extensive cognitive pre- and post-evaluations are being performed at the beginning and conclusion of the study, with less rigorous evaluations before and after each therapy session. Additionally, results of this trial will dictate additional testing strategies to determine specific treatment protocols for complex Alzheimer’s and dementia patients.

A final area of study includes the evaluation of chemical changes within the brain following transcranial stimulation. Chemicals, which are naturally formed in the brain, control many of our moods and thoughts, modulating feelings of pain, depression and generalized mood. These substances also drive cravings in substance use disorders. One of the specific areas of research is to validate changes of serotonin levels in the brain. Serotonin is a “feel good” chemical which has also been associated with learning. Other chemicals, such as dopamine, act in a reward center mechanism. Additionally, certain other neurons require specific chemicals to either fire or be inhibited from firing. These areas can be explored with specific radioactive markers in the brain for evaluation with PET MRI scans.

Clinical trials for the Gen-2 device were conducted in China during 2023. These clinical trials were funded by Wider, and its related companies, and was conducted at the Xuanwu Hospital, Capital Medical University in Beijing, China. The results were also published in General Psychiatry, an open-source, peer-reviewed scientific journal. The published results of the study concluded that repeated treatment with the Company’s neurostimulation device suggests an acute effect in reducing depressive symptoms in patients with treatment-resistant depression (“TRD”). In addition, no adverse events were observed during treatment. As part of the clinical study, 7 migraine patients were treated at the Xuanwu Hospital. Treatment was administered for 4 consecutive weeks via the forehead and both mastoid (twice per day, five days a week). Efficacy and adverse reactions were assessed at a two-week screening/baseline period followed by a four-week treatment phase. The study concluded that twice daily 15mA tACS, a unique form of non-invasive brain stimulation, offers an acute effective intervention for patients with TRD. The study showed that all patients with TRD had a significant reduction in depression symptoms after the four-week treatment, and all of them achieved a clinical response (defined as HAMD-17/ MADRS scores that decreased by 50% or more from the baseline). Additional Insomnia clinical trial results are expected in Q2 2024 with additional submissions for publication.

Virtual Clinic Digital Management Platform

We expect to capitalize on the post pandemic digital health model. Our team began researching IT digital development firms during the pandemic. We have now completed our research and bidding process and have begun developing our virtual clinic on a digital platform with a leading IT design team. The proprietary IT management platform that will eventually manage all aspects of the Nexalin virtual clinic model. The vision is to implement a virtual clinic model that will enable providers and clinics to integrate remote outpatients into an overall treatment process. Our IT platform goes well beyond telehealth and is designed to support all aspects of the treatment and business model in conjunction with various data sets to support marketing, data collection and patient monitoring. Our digital management platform will manage the entire clinical and outpatient headset business model. The proprietary IT platform will manage all aspects of a new virtual clinic related to treatment of various mental health disease indications. As the development of the new generations of our devices and the outpatient headset are developed, the digital platform will eventually manage and triangulate the relationship between the medical professional, the patient, and the manufacturer. The digital platform will handle logistics, data collection and user experience data for clinical evaluation. Additionally, there will be an app that the patients will install on their phones that will communicate with the outpatient headset. The app will upload user information that is HIPAA compliant to the IT management platform in the cloud. Modules will eventually be designed and implemented in the platform to collect biometric data. Biometric data will be utilized to evaluate patient response. A symptom exam for additional clinical validation will eventually be offered in the app. All data and user information will be stored in a secure, HIPAA compliant cloud computing center and access to the information will be managed through a secure and compliant dashboard management system. The medical professional will have access to all data to monitor outpatient experience, client response and general health and wellness information.

We will leverage our IT investment to create a lead management system for mental health physicians connecting prospective patients with providers. The medical professional will be able to engage in a telehealth virtual appointment with prospective patients to complete an evaluation and assess whether the patient is a candidate for the outpatient headset program. After the professional approves the device for the patient, we will automatically prepare shipment of the device directly to the outpatient consumer from the manufacturer. We will have an internal department to monitor shipment, and to answer questions through a help desk on how to set up and use the device. The medical professional can be reimbursed for the virtual appointment via the outpatient’s insurance for telehealth care which is becoming part of the new normal in the post-pandemic, digital-health world.

Additional design and implementation of modules related to social media marketing, bio-metric data collection and user experience will eventually complete the design of the IT management platform.

Manufacturing

Currently, we have a quality assurance and manufacturing agreement with Apical Instruments in Redwood City, California. Additionally, in December 2024, we entered into a supplier quality agreement with Velentium, an FDA-registered manufacturer located in Ft. Hood County, Texas, to ensure quality assurance of our products. We currently have enough design and manufacturing support and inventory to meet all projected company design and sales goals. Our regulatory team works closely with the Velentium quality team to ensure all current compliance and testing standards are adhered to. All distribution channels will rely on a collaboration between the Velentium and Nexalin teams.

Intellectual Property

Our commercial success depends in part on our ability to: obtain and maintain proprietary or intellectual property protection for our products, our core technologies and other know-how; operate without infringing on the proprietary rights of others; and prevent others from infringing on our proprietary or intellectual property rights. Our policy is to seek to protect our proprietary and intellectual property position by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on the skills, knowledge, and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how that is not patentable, we rely on trade secret protection and confidentiality agreements to protect our interests. As part of our hiring practices and as described in our Code of Ethics which is binding on all employees, our employees, consultants, and advisors are prohibited from disclosing confidential information and are required to assign to us the ideas, developments, discoveries and inventions important to our business.

We file patent applications directed to our key products to establish intellectual property positions. These patent applications are intended to protect these products as well as their uses in the treatment of diseases. We are the owner and inventor of three existing patents and four pending patents related to the electro-stimulation techniques related to our products and services. Our current patents cover a therapeutic electro-stimulation apparatus (the medical device) and the software used to create and administer the stimulation to the patient and our core technology utilized in the Gen-2 and Gen-3 system. We expect to file additional provisional and non-provisional patent applications and copyright protection pertaining to future Generation technology, proprietary software, and trademarks. The patent claims associated with the non-provisional patent applications will be defined and prepared in the filings. The intention is to continue building an intellectual property portfolio asset. Future research and development projects related to advancements in neurostimulation and neuromodulation technology will be identified and investigated for future patent filings.

Our trademark portfolio currently consists of registered trademark rights for the mark, NEXALIN TECHNOLOGY, in the United States. In connection with the ongoing development and advancement of our products and services in the United States and various international jurisdictions, we routinely seek to create protection for our marks and enhance their value by pursuing trademarks and service marks where available and when appropriate. In addition to patents and trademark protection, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position.

Competition

We plan to be the leader in brain-based health. We compete with traditional pharmaceutical therapies. All of these have side effects, such as drug dependency as well as adverse health risks.

We also compete with several neurostimulators at the high and low end of the market as well as implanted devices. All have either a high-risk profile or uncomfortable side effects with moderate efficacy. Our products were designed as a cost-effective option to all current reimbursed treatments available to the patient.

We believe that some existing neurostimulation products are either high risk, high cost and difficult to administer. In addition, some are invasive, frequently requiring surgery and multiple visits to a physician. Since many of the conditions require ongoing treatments, the difficulty and cost of administering them make them of limited utility for broad application.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Start-ups Act of 2012, as amended, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from some of the reporting requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	being permitted to present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosures;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these exemptions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering which was completed on September 16, 2022. However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Exchange Act), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least twelve months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We are also a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholders of up to 2,798,613 shares of Common Stock, 2,662,250 of which are issuable upon the exercise of the Warrants. All of the Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Shares from time to time at prevailing market prices or at privately negotiated prices.

Shares offered by the Selling Stockholders:	2,798,613 shares of common stock; 2,662,250 of which are issuable upon exercise of the Warrants.

Shares of Common Stock outstanding after completion of this offering(1):	15,965,773 (assuming full exercise of the Warrants that are exercisable for the Shares offered hereby).

Use of Proceeds:	We will not receive any proceeds from any sale of the Shares by the Selling Stockholders. We will receive proceeds in the event that any of the Warrants are exercised at the exercise prices per share for cash. Any proceeds that we receive from the exercise of the Warrants will be used for working capital, capital expenditures and product development purposes. See “Use of Proceeds.”
Plan of Distribution:	The Selling Stockholders named in this prospectus, or their respective pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commission.

Risk Factors:	An investment in our securities involves a high degree of risk. You should read this prospectus carefully, including the section entitled “Risk Factors” beginning on page 21 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference in this prospectus for a discussion of risks.

Nasdaq Capital Market Symbol:	Our common stock is listed under the symbol “NXL.”

(1)	The number of shares of our common stock that will be outstanding after this offering is based on 13,303,523 shares of common stock outstanding as of January 9, 2025 and excludes:

●	1,858,375 shares of our common stock issuable upon the exercise of outstanding and vested stock options under the Company’s 2023 Equity Incentive Plan (the “2023 Plan”); and

●	1,274,664 shares of our common stock reserved for future issuance under our 2023 Plan.

This prospectus reflects and assumes no exercise of outstanding options and that all such options have been or will be earned.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus, the accompanying prospectus and the information and documents incorporated by reference. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and the subsequent reports that we file with the SEC which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be adversely effected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

Risks Related to the Resale of the Shares and Ownership of Shares of Our Common Stock

The Selling Stockholders may choose to sell the Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Shares being registered in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market, Nasdaq could delist our common stock.

Our shares of our common stock are listed on the Capital Market tier of the Nasdaq Stock Market, or Nasdaq, under the symbol “NXL.” Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization, minimum stockholders’ equity and other requirements. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including the Minimum Bid Price Rule (as discussed below) and those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

Minimum Bid Price Requirement

We are required to maintain a minimum bid price of $1.00 per share. On May 10, 2023, the Company received written notice from Nasdaq notifying the Company that it was no longer in compliance with the minimum bid price requirement for continued listing on Nasdaq, as the closing bid price for the Company’s common stock was below $1.00 per share as set forth in the Nasdaq listing rules. The Company was afforded 180 calendar days, or until November 6, 2023, to regain compliance with the Nasdaq listing rules. The Company was unable to regain compliance with the bid price requirement by November 6, 2023.

The Company requested a second 180-day period in order to regain compliance with Nasdaq Rule 5550(a)(2). On January 18, 2024, the Nasdaq Hearing Panel granted the Company a temporary exception to regain compliance with the Minimum Bid Price Rule until March 27, 2024, which date was further extended by the Panel until April 25, 2024. On April 23, 2024, the Company received notice from Nasdaq notifying the Company that it has regained compliance with Nasdaq’s minimum bid price requirement under Nasdaq Rule 5550(a)(2).

On September 23, 2024, we received a notice from Nasdaq notifying us that we were not in compliance with the Minimum Bid Price Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days, or until March 24, 2025, to regain compliance with Nasdaq Listing Rule 5450(a)(1). To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of 10 consecutive business days. On October 31, 2024, the Company received notice from Nasdaq notifying the Company that it has regained compliance with Nasdaq’s minimum bid price requirement under Nasdaq Rule 5550(a)(2).

Minimum Stockholder Equity Requirement

Under the Nasdaq listing rules, we are also required to maintain stockholders’ equity of at least $2,500,000 (the “Minimum Stockholder Equity Rule”). In our Form 10-Q for the period ending March 31, 2024, we reported stockholders’ equity of $2,326,987. On May 16, 2024, we received a letter from the Listing Qualifications Department of Nasdaq notifying the Company that its stockholders’ equity as reported in such Quarterly Report did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) for the Nasdaq Capital Market.

Pursuant to the Notice, the Company had 45 calendar days from the date of the Notice to submit a plan to regain compliance. On July 1, 2024, the Company submitted a plan to Nasdaq. As described in the Company’s submission to Nasdaq, and as set forth in the Current Report on Form 8-K filed by the Company on July 3, 2024, the Company consummated the public offering of 3 million shares of the Company’s Common Stock for total aggregate gross proceeds of approximately $5,250,000. On July 23, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, confirming that, based on the information contained in the Company’s Form 8-K, filed with the SEC on July 16, 2024, the Company is now in compliance with the Minimum Stockholder Equity Rule.

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. The stock market in general and the market for companies in our industry in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. In addition to the factors discussed in these “Risk Factors” sections, these factors include:

●	the commencement, enrollment or results of our planned and future clinical trials;

●	the loss of any of our key scientific or management personnel;

●	regulatory or legal developments in the United States, China and other countries;

●	the success of competitive products or technologies;

●	adverse actions taken by regulatory agencies with respect to our clinical trials or manufacturers;

●	changes or developments in laws or regulations applicable to our products and preclinical program;

●	changes to our relationships with collaborators, manufacturers or suppliers;

●	the results of our testing and clinical trials;

●	unanticipated safety concerns;

●	announcements concerning our competitors or our industry in general;

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates or recommendations by securities analysts;

●	potential acquisitions;

●	the results of our efforts to discover, develop, acquire or in-license additional products;

●	the trading volume of our securities on Nasdaq;

●	sales of our common stock by us, our executive officers and directors or our stockholders or the anticipation that such sales may occur in the future;

●	general economic, political and market conditions and overall fluctuations in the financial markets in the United States or China;

●	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in our industry; and

●	investors’ general perception of us and our business.

These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from selling their shares of our common stock at or above the price paid for the shares and may otherwise negatively affect the liquidity of our common stock. In addition, the stock market in general, and companies in our industry in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Some companies that have experienced volatility in the trading price of their shares have been the subject of securities class action litigation. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming and could divert our management’s attention and our resources. Furthermore, during litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our common stock.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $11.04 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. In addition, the exercise price of the Warrants for the Shares may be equal to or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports about us, our business or our market, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our Common Stock, and such lack of research coverage may adversely affect the market price of our Common Stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts, or the content and opinions included in their reports. The price of our shares could decline if one or more equity research analysts downgrade our shares or issue other unfavorable commentary or research about us. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which in turn could cause the trading price or trading volume of our Common Stock to decline.

We do not intend to pay cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our stockholders will not realize a return on their investments unless the trading price of our Common Stock appreciates.

Concentration of ownership of our Common Stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and matters submitted to stockholders for approval.

Our executive officers, directors and current beneficial owners of 5% or more of our Common Stock and their respective affiliates, in the aggregate, beneficially own approximately 28.88% of our outstanding common stock, based on the number of shares of our common stock outstanding as of January 9, 2025. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation or sale of all or substantially all of our assets or other significant corporate transactions. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our Common Stock by:

●	delaying, deferring or preventing a change in control;

●	entrenching our management and/or the board of directors;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

In addition, some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares were sold in our public offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our Company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that became effective on December 1, 2021 (as amended August 11, 2022) may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

●	require that stockholder actions must be affected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

●	limit who may call stockholder meetings; and

●	require the approval of the holders of at least 66.66% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws or remove a director.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired more than 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that investors are willing to pay for our stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America are the exclusive forums for substantially all disputes between us and our stockholders, including claims under the Securities Act and the Exchange Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against us or any of our directors, officers, employees or agents arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws;

●	any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; and

●	any action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal-affairs doctrine.

Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions. We note that there is uncertainty as to whether a court would enforce such exclusive-forum provision and that provision may result in increased costs for investors to bring a claim. We also note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, and that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we do not intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the trading prices for our securities may be more volatile. We may take advantage of these exemptions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Exchange Act), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter; (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least twelve months; and (c) have filed at least one annual report pursuant to the Exchange Act.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this Form 10-K and our other periodic reports and proxy statements.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We have identified certain material weaknesses in our internal controls, which could impair our ability to produce accurate consolidated financial statements on a timely basis.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the rules and regulations of The Nasdaq Capital Market, or Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. As required by Section 404 of the Sarbanes-Oxley Act, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 10-K filing for each fiscal year. This requires us to incur substantial additional professional fees and internal costs to expand our accounting and finance functions and we expend significant management efforts.

As of the fiscal year ended December 31, 2023, our management evaluated, with the participation of our chief executive officer and chief financial officer, the effectiveness of our disclosure controls and procedures, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our management concluded that our disclosure controls and procedures were not effective due to the following material weaknesses:

●	Lack of sufficient resources necessary to provide adequate segregation of duties related to the preparation and review of financial information used in financial reporting and review of controls over the financial reporting process, including the review of reconciliations and the accounting for the Company’s stock options that were granted in the current year; and

●	Insufficient IT controls which are effectively designed and implemented, specifically related to user/superuser access to the Company’s financial reporting system.

Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our common stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $11.04 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. We intend to use a portion of the net proceeds we may receive from any cash exercises of the Warrants for working capital and general corporate purposes.

The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. The Warrants are exercisable on a cashless basis. As a result, we may never receive meaningful, or any, cash proceeds from the exercise the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant.

SEPTEMBER 2022 PUBLIC OFFERING

On September 19, 2022, the Company entered into an underwriting agreement with Maxim Group LLC (“Maxim”), as representative of the several underwriters listed on Schedule I thereto, relating to the public offering of 2,315,000 shares of the Company’s Common Stock, par value $0.001 per share, at a price to the public of $4.15 per share.

On September 20, 2022, the Company closed the offering and issued the Shares for aggregate gross proceeds of approximately $9.6 million to the Company, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company also issued warrants to purchase up to 2,662,250 shares of Common Stock to Maxim (or its designees) and purchasers of our Common Stock in the public offering at an exercise price of $4.15. The shares of Common Stock issuable upon the exercise of the Warrants were not registered under the Securities Act, and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those issuable upon the exercise of the Warrants and those previously issued to Maxim Partners pursuant to the renewal of its engagement agreement with the Company. We are registering the Shares in order to permit the Selling Stockholders to offer such shares for resale from time to time.

The table below sets forth certain information with respect to the Selling Stockholders, including (i) the shares of Common Stock beneficially owned by the Selling Stockholders prior to this offering, (ii) the number of Shares and Shares of Common Stock being offered by the Selling Stockholders pursuant to this prospectus and (iii) the Selling Stockholders’ beneficial ownership after completion of this offering. The registration of the Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants as of January 10, 2025, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution”.

This prospectus covers the resale of up to an aggregate of 2,798,613 Shares that may be sold or otherwise disposed of by the Selling Stockholders. Such shares are issuable to the Selling Stockholders upon the exercise of the Warrants. See “September 2022 Public Offering” in this prospectus for further details relating to the Shares and the Warrants.

The Selling Stockholders may sell all, some or none of their shares in this offering. For further information please see “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)(2)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(1)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Maxim Partners, LLC(4)	483,613		483,613	-	-
Mark White	1,094,753	(5)	25,000	1,069,753	6.70%
David Owens, M.D.	896,235	(6)	2,500	893,735	5.60%
Marilyn Elson and Leonard Osser	1,670,744	(7)	136,000	1,534,744	9.61%
Alan Kazden	348,131	(8)	2,500	345,631	1.64%
Other purchasers of Units in the Company’s 2022 Initial Public Offering(9)	4,298,000		2,149,000	2,149,000	(9)

(1)	Represents shares of Common Stock owned by the Selling Stockholders upon full exercise of the Warrants. The Warrants are subject to a beneficial ownership limitation of 4.99% or 9.99%, which such limitation restricts a Selling Stockholder from exercising that portion of the Warrants that would result in it and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitations

(2)	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from January 9, 2025, upon the exercise of options and warrants or conversion of convertible securities as applicable. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within sixty (60) days from January 9, 2025, have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages for each beneficial owner are determined based on dividing the number of shares of common stock beneficially owned by the sum of the outstanding shares of common stock on January 9, 2025 and the number of shares underlying options exercisable and convertible securities convertible within sixty (60) days from January 9, 2025 held by the beneficial owner.
(3)	Number and Percentage are based on 15,965,773 shares of Common Stock outstanding as of January 9, 2025, assuming the resale of all Common Stock covered by this prospectus and giving effect to the beneficial ownership blockers in the Warrants held by the Selling Stockholders.
(4)	Maxim Partners LLC is the record and beneficial owner of the securities set forth in the table. MJR Holdings LLC is the managing member of Maxim Partners LLC. Cliff Teller is the Chief Executive Officer of MJR Holdings LLC and has dispositive power over the securities held by Maxim Partners LLC. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners LLC and MJR Holdings LLC except to the extent of his pecuniary interest therein.
(5)	Includes 760,626 shares to be issued to Mr. White pursuant to stock option grants under the terms and conditions of his employment agreement and 25,000 warrants to purchase common stock.
(6)	Includes 745,442 shares to be issued to Dr. Owens pursuant to stock option grants under the terms and conditions of his employment agreement and awarded as compensation for his service on the Board of Directors and 2,500 warrants to purchase common stock.
(7)	Includes 1,534,744 shares and 136,000 warrants to purchase common stock held jointly by Ms. Elson and Leonard Osser, her spouse.
(8)	Includes 262,500 shares to be issued to Mr. Kazden pursuant to stock option grants awarded as compensation for his service on the Board of Directors and 2,500 warrants to purchase common stock. All shares and warrants are owned by the Alan and Natalie Kazden Family Trust. Mr. Kazden has voting and dispositive control over all of such shares.
(9)	As part of the Company’s initial public offering in September 2022, investors purchased a “Unit,” consisting of one share of our common stock and one warrant to purchase one share of our common stock. Pursuant to Rule 409 under the Securities Act, the identities of these selling stockholders and the amount of securities to be sold by them are not included, as the information is unknown or not reasonably available to the Company at this time.

DESCRIPTION OF SECURITIES

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Our Certificate of Incorporation, as amended to date, we are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of at least 66% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive forum.

Dividends

Holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Rights and Preferences

Holders of our common stock have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect Immediately Prior to Completion of this Offering

Our amended certificate of incorporation and amended and restated bylaws:

●	provide that the authorized number of directors may be changed only by resolution of our board of directors;

●	provide that directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66% of the voting power of all our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us or any of our directors, officers, employees or agents arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; and any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “NXL.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in tum engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in tum may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholders inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholders confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Shares being offered by this prospectus will be passed upon for us by Warshaw Burstein, LLP.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report (which report includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.nexalin.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case in which the information contained in such documents is “furnished” and not “filed”).

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 27, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 10, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed on August 8, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed on November 8, 2024;

●	our Definitive Proxy Statement on Schedule 14A filed on July 29, 2024;

●	our Current Reports on Form 8-K filed with the SEC on March 20, 2024, April 11, 2024, April 26, 2024, May 21, 2024, June 18, 2024, June 28, 2024, July 3, 2024, July 16, 2024, July 30, 2024, September 3, 2024, September 19, 2024, September 25, 2024 and November 1, 2024; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, TX 77056

(832) 260-0222

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than placement agent compensation, payable by us in connection with the sale of the shares being registered in the registration statement of which this prospectus forms a part. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$1,336
Legal fees and expenses	$40,000
Accounting fees and expenses	$15,000
Miscellaneous	$10,000
Total	$66,336

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2, and our amended and restated bylaws, to be attached as Exhibit 3.3, provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter, into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The form of Placement Agent Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the Placement Agent of us and our officers and directors who sign this Registration Statement for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description of Document
1.1**	Underwriting Agreement dated as of September 15, 2022 between the Registrant and Maxim Group LLC
3.1*	Certificate of Incorporation, as amended and as currently in effect
3.2*	Amended and Restated Bylaws
4.1*	Form of Specimen stock certificate evidencing shares of common stock
4.2***	Form of Warrant Agent Agreement between the Company and Continental Stock Transfer & Trust Company
4.3*	Form of Warrant Certificate (filed as part of Exhibit 4.2)
5.1 ⸹⸹⸹⸹	Opinion of Warshaw Burstein, LLP relating to the legality of the shares
10.1*****	Joint Venture Agreement between the Company and Wider Come Limited dated as of May 31, 2023
10.2*****	Employment Agreement between the Company and Mark White dated as of July 1, 2023
10.3*****	Services Agreement between the Company and David Owens, M.D. dated as of July 1, 2023
10.4*	Quality Assurance Agreement between the Company and Apical Instruments dated December 31, 2020
10.5*	Advisor Agreement with Leonard Osser dated as of December 22, 2021
10.6*	Advisor Agreement with Tucker Anderson dated as of December 24, 2021
10.7*	Advisor Agreement with Gian Domenico Trombetta dated December 24, 2021
10.8*	Employment Agreement between the Company and Marilyn Elson dated as of January 11, 2022
10.9*	Amendment and Deferral Agreement dated as of March 30, 2022 to Consulting Agreement between the Company and US Asian Consulting Group LLC
10.10******	Employment Agreement between the Company and Michael Nketiah dated as of July 1, 2023.
10.11*	Form of Lock-Up Agreement.
10.12*	Consulting Agreement dated as of May 9, 2018 between the Company and US Asian Consulting Group, LLC, as amended on January 2, 1019 and March 4, 2021
10.13*	Amended and Restated Promissory Note in favor of Mark White dated as of January 1, 2023.
10.14****	Distribution Authorization Agreement dated as of May 1, 2019 with Wider Come Limited.
10.15******	Form of Lock-Up Agreement
10.16******	Form of Securities Purchase Agreement
10.17 ⸹	Placement Agency Agreement
10.18 ⸹⸹	Letter Agreement between the Company and Carolyn Shelton
10.19 ⸹⸹⸹	Supplier Quality Agreement dated as of December 20, 2024 between the Company and Velentium
23.1 ⸹⸹⸹⸹	Consent of Marcum LLP, independent registered public accounting firm.
23.2 ⸹⸹⸹⸹	Consent of Warshaw Burstein, LLP (included in Exhibit 5.1).
99.1*	Code of Ethics
99.2*	Audit Committee Charter
99.3*	Compensation Committee Charter
99.4*	Nominating and Corporate Governance Committee Charter
107 ⸹⸹⸹	Filing Fees

*	Previously filed as an exhibit to Form S-1 as declared effective by the SEC on September 15, 2022 (SEC File Number 333-261989).
**	Previously filed as an exhibit to Form 8-K as filed with the SEC on September 20, 2022.
***	Previously filed as an exhibit to Form 8-K/A as filed with the SEC on September 20, 2022
****	Previously filed as an exhibit to Form 10-Q as filed with the SEC on May 10, 2023
*****	Previously filed as an exhibit to Form 10-Q as filed with the SEC on August 10, 2023
******	Previously filed as an exhibit to Form S-1/A as declared effective by the SEC on June 27, 2024 (SEC File Number 333-279684)
⸹	Previously filed as an exhibit to Form 8-K as filed with the SEC on July 3, 2024
⸹⸹	Previously filed as an exhibit to Form 8-K as filed with the SEC on September 19, 2024
⸹⸹⸹	Previously filed as an exhibit to this Form S-1
⸹⸹⸹⸹	Filed as an exhibit to this Amendment No. 1 to Form S-1

(b)	Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the Placement Agent at the closing specified in the Placement Agent agreement, certificates in such denominations and registered in such names as required by the Placement Agent to permit prompt delivery to each purchaser insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

If we fail to develop and successfully commercialize other current and future products, our business and future prospects may be harmed and our business will be more vulnerable to any problems that we encounter in developing and commercializing our products.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on January 10, 2025.

NEXALIN TECHNOLOGY, INC.

By:	/s/ Mark White
Mark White
President and Chief Executive Officer Principal Executive Officer Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this pre effective amendment number 9 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position/Title	Date

/s/ Mark White	Director, President and Chief Executive Officer	January 10, 2025
Mark White	(principal executive officer)

/s/ David Owens	Director, Chief Medical Officer	January 10, 2025
David Owens, M.D.

/s/ Leslie Bernhard	Chairman, Board of Directors	January 10, 2025
Leslie Bernhard

/s/ Alan Kazden	Director	January 10, 2025
Alan Kazden

/s/ Ben Hu	Director	January 10, 2025
Ben Hu, M.D